Exhibit 99.1

Merrimack Reports Second Quarter 2018 Financial Results

– $18 million milestone payment received from Shire; Company continues to strengthen cash position from non-dilutive sources –

– Two clinical readouts anticipated in 2018: randomized Phase 2 SHERLOC study of MM-121 in metastatic non-small cell lung cancer and Phase 1 study of MM-310 in solid tumors –

– Conference call at 8:30 am ET today –

Cambridge, Mass., August 7, 2018 – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a clinical-stage oncology company focused on biomarker-defined cancers, today announced its second quarter 2018 financial results for the period ended June 30, 2018.

“A cornerstone of Merrimack’s approach to drug development is our commitment to test targeted therapies in biomarker-enriched patient populations, resulting in smaller, shorter and more personalized studies that lower development costs and accelerate the timeframe to clinically meaningful data. This quarter, we have continued to demonstrate prudent adherence to this clinical strategy,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “Additionally, we are pleased to have strengthened our financial position with non-dilutive sources of capital, including an $18 million milestone announced today and the $15 million debt facility we closed in July, which we believe extend our cash runway into at least the first quarter of 2020 and position us to deliver on our corporate goals. Looking ahead, we anticipate significant progress across our pipeline, with two clinical readouts expected in the second half of 2018 from MM-121 in non-small cell lung cancer and MM-310 in solid tumors.”

Key events from the second quarter and more recently include:

•	Receipt of $18 million milestone payment from Shire, resulting from the sale of ONIVYDE in two additional major European countries;

•	Closing in July of $25 million debt facility with Hercules Capital, $15 million of which was funded at closing, with eligibility for up to an additional aggregate of $10 million;

•

Announcement of top-line results from the CARRIE study, a randomized Phase 2 trial of MM-141 in front-line metastatic pancreatic cancer, in which MM-141 was added to standard-of-care chemotherapy treatments and evaluated in patients screened for high serum levels of the insulin-like growth factor-1 (IGF-1). As MM-141 did not demonstrate a clinical benefit in the study, Merrimack will cease all of its development activities for MM-141; and

•	Presentation of two posters at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting, held June 1-5, 2018 in Chicago, IL:

•

Clinical data from MM-121 (seribantumab) in a poster titled, “Evaluation of fixed-dose regimens of seribantumab in patients with solid tumors,” containing an analysis of pharmacokinetic and safety data comparing different dosing regimens from previous Phase 1 and Phase 2 studies of MM-121 in solid tumors. Data presented support use of the dosing regimen currently being evaluated in Merrimack’s two ongoing randomized Phase 2 studies of MM-121, SHERLOC in non-small cell lung cancer (NSCLC) and SHERBOC in HR+/HER2- metastatic breast cancer; and

•

A Trials-in-Progress poster for MM-310, Merrimack’s antibody-directed nanotherapeutic (ADN) targeting the EphA2 receptor, titled, “A Phase 1 study evaluating the safety, pharmacology and preliminary activity of MM-310 in patients with solid tumors.”

Upcoming Clinical Milestones

Merrimack anticipates the following upcoming clinical milestones:

•

Top-line results in 2018 from the SHERLOC study, a randomized Phase 2 clinical trial evaluating MM-121, a fully human monoclonal antibody targeting the HER3 receptor, added to standard of care in patients with heregulin positive non-small cell lung cancer; and

•	Safety data and maximum tolerated dose in 2018 from the Phase 1 clinical trial of MM-310, an antibody-directed nanotherapeutic targeting the EphA2 receptor, in patients with solid tumors.

Second Quarter 2018 Financial Results

The following summarizes Merrimack’s financial results for the quarter ended June 30, 2018:

•

Research and development expenses for the second quarter ended June 30, 2018 were $13.7 million, compared to $19.8 million for the comparable period of 2017. Research and development spending for the second quarter of 2018 was lower versus the comparable period in 2017 primarily due to Merrimack’s refocused clinical and preclinical pipeline;

•

General and administrative expenses for the second quarter ended June 30, 2018 were $3.5 million, compared to $14.8 million for the comparable period of 2017. General and administrative spending for the second quarter of 2018 was lower versus the comparable period in 2017 primarily due to a decrease in corporate expenses related to headcount levels following the asset sale to Ipsen;

•	Net loss for the second quarter ended June 30, 2018 was $17.8 million, or $1.33 per share, compared to a net loss of $28.9 million, or $2.18 per share, for the comparable period of 2017; and

•	As of June 30, 2018, Merrimack had 13.3 million shares of common stock, $0.01 par value per share, outstanding.

Financial Outlook

Merrimack believes that its cash, cash equivalents and marketable securities of $60.0 million as of June 30, 2018, in addition to $14.7 million in net borrowings from its July 2, 2018 loan and security agreement with Hercules Capital and the $18 million ONIVYDE milestone received from Shire, will be sufficient to fund its planned operations into at least the first quarter of 2020.

Merrimack remains eligible to receive additional milestone payments from Shire and Ipsen, resulting from the Company’s asset sale to Ipsen in 2017:

•	Merrimack is entitled to receive up to an additional $15 million in milestone payments from Shire, which are excluded from the Company’s cash runway guidance until achieved, consisting of:

•	$5.0 million related to the sale of ONIVYDE in the first major non-European, non-Asian country; and

•	$10.0 million for the first patient dosed in a pivotal clinical trial in an indication other than pancreatic cancer.

•

Merrimack is also entitled to receive up to an aggregate of $450 million in regulatory-based milestone payments from Ipsen, which Merrimack has said it expects to pass through to stockholders, net of any taxes owed and subject to there being sufficient surplus at that time, consisting of:

•	$225.0 million upon approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas, subject to certain conditions;

•	$150.0 million upon approval by the FDA of ONIVYDE for the treatment of small cell lung cancer after failure of first-line chemotherapy; and

•	$75.0 million upon approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

Conference Call and Webcast

Merrimack will host a live conference call and webcast today, Tuesday, August 7, 2018 at 8:30 am ET, to provide an update on its operational progress and a summary of these financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 6476538. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, investors.merrimack.com, and a replay of the call will be archived there for six weeks following the call.

Upcoming Investor Conferences

Merrimack is scheduled to present at the 2018 Baird Global Healthcare Conference on Thursday, September 6, 2018, at 8:30 am ET in New York. A live webcast of the presentation can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.merrimack.com. A replay of the webcast will be archived there for approximately 30 days following the presentation.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s development programs, including three clinical studies and six candidates in preclinical development, fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about the anticipated achievement and receipt of milestones, the timing of availability of clinical trial data and the availability of funding sufficient to fund Merrimack’s operations. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2018 and the other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Operating expenses:
Research and development expenses	$13,678	$19,751	$26,784	$41,356
General and administrative expenses	3,513	14,798	7,783	20,432

Total operating expenses	17,191	34,549	34,567	61,788

Loss from continuing operations	(17,191)	(34,549)	(34,567)	(61,788)
Other income and expenses:
Interest income	282	382	557	396
Interest expense	—	(26,762)	—	(28,741)
Gain on sale of asset	—	1,703	—	1,703
Other income (expense), net	(860)	(659)	(1,541)	(661)

Total other income and expenses	(578)	(25,336)	(984)	(27,303)

Net loss from continuing operations before income tax benefit	(17,769)	(59,885)	(35,551)	(89,091)
Income tax benefit	—	30,239	—	30,239

Net loss from continuing operations	(17,769)	(29,646)	(35,551)	(58,852)
Discontinued operations:
Income from discontinued operations, net of tax	—	540,485	—	539,538

Net (loss) income	(17,769)	510,839	(35,551)	480,686
Net loss attributable to non-controlling interest	—	(724)	—	(1,191)

Net (loss) income attributable to Merrimack Pharmaceuticals, Inc.	$(17,769)	$511,563	$(35,551)	$481,877

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	11	—	(1)	—

Other comprehensive income (loss)	11	—	(1)	—

Comprehensive (loss) income	$(17,758)	$511,563	$(35,552)	$481,877

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Net loss from continuing operations	$(17,769)	$(28,922)	$(35,551)	$(57,661)
Income from discontinued operations, net of tax	—	540,485	—	539,538

(Loss) income attributable to Merrimack Pharmaceuticals, Inc.	$(17,769)	$511,563	$(35,551)	$481,877

Basic and dilutive net (loss) income per common share
Net loss from continuing operations	$(1.33)	$(2.18)	$(2.66)	$(4.38)
Net income from discontinued operations, net of tax	—	40.80	—	41.02

Net (loss) income per share	$(1.33)	$38.62	$(2.66)	$36.64

Weighted-average common shares used per share calculations – basic and diluted	13,343	13,246	13,343	13,153
Cash dividend paid per common share	$—	$10.55	$—	$10.55

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

(in thousands)	June 30, 2018	December 31, 2017
Cash and cash equivalents and marketable securities	$60,004	$93,441
Working capital	$43,837	$75,269
Total assets	$80,226	$117,326
Total liabilities	$17,950	$21,042
Total stockholders’ equity	$62,276	$96,284

CONTACT:

Geoffrey M. Grande, CFA

617-441-7602

ggrande@merrimack.com